                                                                     Exhibit 8.2


General Maritime Ship Holdings Ltd.
35 West 56th Street
New York, New York 10019

June 6, 2001

         RE: GENERAL MARITIME SHIP HOLDINGS LTD. (THE "COMPANY")

Ladies & Gentlemen:

         I am licensed to practice law in the Republic of the Marshall Islands (the RMI ), under Bar Certificate No. 80, and am a member in good standing of the Bar of the RMI. I am acting as special RMI counsel for the "Company"), which is a RMI non-resident domestic corporation, in connection with matters related to the Company 's Registration Statement on Form S-1 filed with the Securities and Exchange Commission and the prospectus to which such registration statement relates (the "Registration Statement"), on issues relating to RMI law.

         For purposes of this opinion, I have made such examinations of matters of RMI law as I deem necessary in connection with the opinions expressed herein. In rendering this opinion, I have examined and relied upon originals or copies of such documents, affidavits, corporate records or certificates or other statements of RMI government officials and officers of the Company and such other instruments as I have considered necessary and appropriate (collectively the "Documents").

         Whenever my opinion is indicated to be based on my knowledge or awareness, it is intended to signify that I have not undertaken any independent investigation specifically for the purpose of rendering this opinion other than those procedures referred to herein and my knowledge will be limited to those matters of which I have actual knowledge. Whenever I have stated that I have assumed any matter, it is intended that I assume such matter without making any factual, legal, or other inquiry or investigation and without expressing any opinion or conclusion of any kind concerning such matter.

         I express no opinion as to matters governed by, or the effect or applicability, of any laws of any jurisdiction other than the laws of the RMI which are in effect as of the date hereof. I do not hold myself out as being an expert on laws of any jurisdiction other than the laws of the RMI. This opinion speaks as of the date hereof, and it should be recognized that changes may occur after the date of this letter which may effect the opinions set forth herein. I assume no obligation to advise any party seeking to rely upon this opinion of any such changes, whether or not material, or of any other matter which may hereinafter be brought to my attention.

         This opinion is furnished solely for your benefit in connection with the Registration Statement and may not be used for any other purpose or relied upon by, nor copies delivered to, any person without my prior written consent in each case.

         Based upon and subject to the assumptions, qualifications and limitations herein, I am of the opinion that:

         i. As a non-resident domestic corporation the Company is not subject to taxation under the laws of the RMI and distributions to the Company by its Subsidiaries are not subject to taxation under the laws of the RMI.

         ii. The is no RMI income, corporate or profit tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by non-residents of the RMI in respect of capital gains realized on a disposition of shares of the Company's common stock or in respect of distributions by the Company with respect to shares of its common stock.

         I hereby authorize the addressee of this opinion to file it as an exhibit to the Registration Statement and consent to the reference to me under "Tax Consideration" and "Legal Matters" in the prospectus that is part of the Registration Statement. The giving of this consent, however, does not constitute an admission that I am an "expert" within the meaning of Section 11 of the United States Securities Act, as amended, or within the category of persons whose consent is required by said Act.

Sincerely,



/s/ Dennis Reeder

Dennis Reeder